EXHIBIT 99.1

 NTPK RESULTS – QUARTER ENDED MARCH 31, 2011

FINANCIAL HIGHLIGHTS

•	Revenues increased by 25% over the third quarter of FY 2009-10
•	Gross profit increased by 21% from Rs. 327.36 million in third quarter of FY 2009-10 to Rs. 397.49 million in the current quarter
•	Company posted net income of Rs. 298 million as compared to Rs. 222 million in corresponding period of FY 2009-10

NetSol PK posted revenues of Rs. 616.62 million which represents an increase of 25% as compared to Rs. 491.57 million reported in the same period last year. Gross profit in the current quarter increased to Rs. 397.49 million as compared to Rs. 327.36 million reported in the same quarter of fiscal year 2009-10. During the current quarter, the company posted net income of Rs. 298 million compared to Rs. 222 million in the same period of fiscal 2009-10. Diluted earnings per share remained at Rs. 3.65 compared to Rs. 2.90 reported in the corresponding period of FY 2009-10.